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                                                                    EXHIBIT 23.1


                CONSENT OF ARTHUR ANDERSEN, INDEPENDENT AUDITORS


As independent public accountants we hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-84921, 33-90848, 33-92200, 333-57683 and Form S-3 No. 333-32068) pertaining to the 1995 Stock
Option Plan, 1995 Employee Stock Purchase Plan, 1992 Stock Option Plan, and the Amended and Restated 1984 Incentive Stock Option Plan of SDL, Inc. and to the registration of shares of common stock of SDL, Inc. issued or to be issued in connection with its acquisition of Queensgate Instruments Limited, of our report dated April 6, 2000 with respect to the financial statements of Queensgate Instruments Limited included in this Current Report (Form 8-K) of SDL, Inc. filed May 22, 2000.


/s/ Arthur Andersen
Chartered Accountants
Reading, England
May 22, 2000